Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Village Super Market, Inc.

We consent to the use of our report dated October 12, 2010, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 31, 2010 and July 25, 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 31, 2010, and the effectiveness of internal control over financial reporting as of July 31, 2010, which report appears in the July 31, 2010 annual report on Form 10-K of Village Super Market, Inc. and is incorporated herein by reference in the registration statement on Form S-8 dated March 8, 2011.

/s/ KPMG LLP
KPMG LLP
Short Hills, NJ
March 8, 2011